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                                                                   EXHIBIT 99.12

[VEDDERPRICE LETTERHEAD]


                                                              September 21, 2002



ABN AMRO Funds
161 North Clark Street
Chicago, Illinois  60601

         RE: REORGANIZATIONS OF ABN AMRO GROWTH FUND AND ABN AMRO SMALL CAP FUND INTO ABN AMRO/CHICAGO CAPITAL GROWTH FUND AND ABN AMRO/TAMRO SMALL CAP FUND

Ladies and Gentlemen:

         You have requested our opinion regarding certain federal income tax consequences of the reorganizations ("Reorganizations") by and between ABN AMRO/Chicago Capital Growth Fund, a separate series of ABN AMRO Funds, a Delaware business trust (the "Trust"), and ABN AMRO Growth Fund, also a separate series of the Trust; and by and between ABN AMRO/TAMRO Small Cap Fund and ABN AMRO Small Cap Fund, each of which is also a separate series of the Trust. Each of ABN AMRO/Chicago Capital Growth Fund and ABN AMRO/TAMRO Small Cap Fund are referred to herein as an "Acquiring Fund" with respect to the Reorganization to which it is a party, and collectively as the "Acquiring Funds." Each of ABN AMRO Growth Fund and ABN AMRO Small Cap Fund are referred to herein as a "Target Fund" with respect to the Reorganization to which it is a party, and collectively as the "Target Funds." The Acquiring Funds and Target Funds are referred to herein collectively as the "Funds." The Reorganizations contemplate the transfer of all the assets of each Target Fund to its corresponding Acquiring Fund in exchange for Class N voting shares of beneficial interest, no par value per share, of the corresponding Acquiring Fund (the "Acquiring Fund Shares") and the assumption by each Acquiring Fund of all the liabilities of its corresponding Target Fund. Thereafter, the Acquiring Fund Shares received by each Target Fund will be distributed to the shareholders of such Target Fund in complete liquidation of the Target Fund. The foregoing will be accomplished pursuant to an Agreement and Plan of Reorganization, dated as of September 10, 2002 (the "Plan"), entered into by the Trust on behalf of each of the Funds.

         In rendering this opinion, we have reviewed and relied upon statements made to us by certain of your officers. We have also examined certificates of such officers and such other agreements, documents, and corporate records that have been made available to us and such other matters as we have deemed relevant for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us


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September 21, 2002
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as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

         Our opinion is based, in part, on the assumption that the Reorganizations described herein will occur in accordance with the agreements (including the Plan) and the facts and representations set forth or referred to in this opinion letter, and that such facts and representations are accurate as of the date hereof and will be accurate on the effective date of the Reorganizations (the "Effective Time"). We have undertaken no independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

         For the purposes indicated above, and based upon the facts, assumptions and representations set forth or referred to herein, including without limitation those certain representations made to us by a duly authorized officer of the Trust on behalf of each of the Funds in a letter dated September 20, 2002, it is our opinion that for federal income tax purposes:

         1. The transfer of each Target Fund's assets solely in exchange for Acquiring Fund Shares of its respective Acquiring Fund and the assumption by each Acquiring Fund of all the liabilities of its corresponding Target Fund, followed by the distribution of the Acquiring Fund Shares so received to the shareholders of the Target Fund in dissolution and complete liquidation of such Target Fund will constitute a "reorganization" within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), and each Acquiring Fund and each Target Fund will each be "a party to a reorganization," within the meaning of Section 368(b) of the Code, with respect to its respective Reorganization.

         2. No gain or loss will be recognized by an Acquiring Fund upon the receipt of the assets of its respective Target Fund solely in exchange for the Acquiring Fund Shares of such Acquiring Fund and the assumption by such Acquiring Fund of all the liabilities of such Target Fund. (Section 1032(a) of the Code).

         3. No gain or loss will be recognized by a Target Fund upon the transfer of all of its assets to its respective Acquiring Fund solely in exchange for Acquiring Fund Shares of such Acquiring Fund and the assumption by such Acquiring Fund of all the liabilities of such Target Fund or upon the distribution of the Acquiring Fund Shares to the Target Fund shareholders in exchange for such shareholders' shares of such Target Fund. (Sections 361(a) and (c) and 357(a) of the Code).

         4. No gain or loss will be recognized by a Target Fund's shareholders upon the exchange of all of their Target Fund shares solely for Acquiring Fund Shares of its respective Acquiring Fund pursuant to the Reorganization. (Section 354(a) of the Code).


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         5. The aggregate tax basis of the Acquiring Fund Shares received by each Target Fund shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of Target Fund shares exchanged therefor. (Section 358(a)(1) of the Code).

         6. The holding period of the Acquiring Fund Shares received by each Target Fund shareholder in the Reorganization will include the holding period during which the Target Fund shares exchanged therefor were held by such shareholder, provided such Target Fund shares were held as capital assets at the Effective Time of the Reorganization. (Section 1223(1) of the Code).

         7. The tax basis of the assets of a Target Fund received by its respective Acquiring Fund will be the same as the tax basis of such assets when held by such Target Fund immediately before the Reorganization. (Section 362(b) of the Code).

         8. The holding period of the assets of a Target Fund received by its respective Acquiring Fund will include the period during which such assets were held by such Target Fund. (Section 1223(2) of the Code).

         9. Pursuant to Section 381(a) of the Code and the Treasury Regulations promulgated thereunder, each Acquiring Fund will succeed to and take into account certain tax attributes of its respective Target Fund, such as earnings and profits, capital loss carryovers and method of accounting, subject to the provisions and limitations, if any, specified in Sections 381, 382, 383 and 384 of the Code.

                                      FACTS

         Our opinion is based upon the above referenced representations and the following facts and assumptions, any alteration of which could adversely affect our conclusions.

         Each of the Target Funds and Acquiring Funds is a separate series of the Trust. The Trust has been registered and operated since it commenced operations as an open-end, management investment company under the Investment Company Act of 1940 (the "1940 Act"). Each of the Target Funds and Acquiring Funds has qualified and will qualify as a regulated investment company under
Section 851 of the Code for each of its taxable years (including each Target Fund's last short taxable period ending on the Effective Time), and has distributed and will distribute all or substantially all of its income so that the Funds and their shareholders have been and will be taxed in accordance with
Section 852 of the Code. After the Reorganizations, the Acquiring Funds intend to continue to so qualify.

         Upon satisfaction of certain terms and conditions set forth in the Plan on or before the Effective Time, the following will occur: (a) the transfer of all the assets of each Target Fund to


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its corresponding Acquiring Fund solely in exchange for voting shares of beneficial interest of its corresponding Acquiring Fund; (b) the assumption by each Acquiring Fund of the liabilities of its corresponding Target Fund; and (c) the pro rata distribution of the Acquiring Fund Shares so received by each Target Fund to its respective shareholders. The assets of each Target Fund to be acquired by the corresponding Acquiring Fund consists of all property, including, without limitation, all cash, securities, commodities, interests in futures and dividends or interest receivables, owned by such Target Fund and any deferred or prepaid expenses shown as an asset on the books of such Target Fund.

         As soon as practicable after the closing date, each Target Fund will be completely liquidated and will distribute all of the Acquiring Fund Shares it receives pro rata to its shareholders of record in exchange for such shareholders' interests in the Target Fund. Such distribution will be accomplished by opening accounts on the share records of the respective Acquiring Fund in the names of the shareholders of the corresponding Target Fund and transferring to those shareholder accounts the pro rata number of Acquiring Fund Shares of such Acquiring Fund due each shareholder.

         As a result of the Reorganization, each shareholder of the Target Funds will own Acquiring Fund Shares of its respective Acquiring Fund that will have an aggregate per share net asset value immediately after the Effective Time equal to the aggregate per share net asset value of that shareholder's Target Fund shares immediately prior to the Effective Time. Since the Acquiring Fund Shares issued to the shareholders of each Target Fund will be issued at net asset value in exchange for the net assets of such Target Fund having a value equal to the aggregate per share net asset value of those Acquiring Fund Shares so issued, the net asset value of the Acquiring Fund Shares of each Acquiring Fund should remain virtually unchanged as a result of its respective Reorganization.

         The investment objectives of each Acquiring Fund will be substantially similar to those of the corresponding Target Fund and each Acquiring Fund will continue the historic business of the corresponding Target Fund or use a significant portion of such Target Fund's historic assets in its business.

         The management of each Target Fund has represented to us that, to the best of their knowledge, there is no current plan or intention on the part of any Target Fund shareholders to sell, exchange, redeem or otherwise dispose of a number of Acquiring Fund Shares received in its respective Reorganization that would reduce the ownership by shareholders of such Target Fund to a number of shares of its respective Acquiring Fund having a value, as of the Effective Time, of less than 50 percent of all the formerly outstanding shares of such Target Fund as of the same time. In issuing our opinion, we have assumed that there is, in fact, no such plan or intention. If such assumption were inaccurate, it could adversely affect the opinions contained herein.

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         In approving the Reorganizations, the Board of Trustees of the Trust
identified certain benefits that are likely to result from combining the Funds, including administrative and operating efficiencies. The Board also considered the possible risks and costs of combining the Funds and determined that each of the Reorganizations is likely to provide benefits to the shareholders of the Target Fund that outweigh the costs incurred.

                                   CONCLUSION

         Based on the foregoing, it is our opinion that the transfer of all of the assets of each Target Fund, pursuant to the Plan, in exchange for voting shares of beneficial interest of its corresponding Acquiring Fund and the assumption by such Acquiring Fund of such Target Fund's liabilities will qualify as a reorganization under Section 368(a)(1) of the Code.

         The opinions set forth above with respect to (i) the nonrecognition of gain or loss to each Target Fund and Acquiring Fund, (ii) the basis and holding period of the assets received by each Acquiring Fund, (iii) the nonrecognition of gain or loss to each Target Fund's shareholder upon the receipt of the Acquiring Fund Shares of the corresponding Acquiring Fund, and (iv) the basis and holding period of the Acquiring Fund Shares received by each Target Fund shareholder, follow as a matter of law from the opinion that the transfers under the Plan will qualify as reorganizations under Code Section 368(a).

         The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the position of the Internal Revenue Service (the "Service") reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein.

         Our opinion is limited to those federal income tax issues specifically considered herein and is addressed to and is only for the benefit of the Trust . We do not express any opinion as to any other federal income tax issues, or any state, local of foreign tax law issues, arising from the transactions contemplated by the Plan. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.


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         We consent to the filing of this opinion as an Exhibit to the
Registration Statement on Form N-14 (File No. 333-91060) relating to the Reorganizations.

                                           Very truly yours,

                                           /s/ Vedder, Price, Kaufman & Kammholz

                                           VEDDER, PRICE, KAUFMAN & KAMMHOLZ